Exhibit 99.1

News Release

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

DineEquity, Inc. Announces Second Quarter 2008 Financial Results

GLENDALE, Calif., July 29, 2008 —   DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP restaurants, today announced financial results for the second quarter ended June 30, 2008.

For the second quarter 2008, the Company reported a net loss available to common stockholders of $23.7 million, or a net loss per diluted share available to common stockholders of $1.42.  The loss was primarily due to a non-cash impairment charge of $41.1 million related to the sale-leaseback of 181 company-owned Applebee’s restaurant properties, reflecting a deterioration in domestic real estate and credit markets over the past seven months.  Excluding the impairment charges, the Company reported an 88.5% decrease in net income available to common stockholders to $1.6 million, or an 87.8% decrease in net income per diluted share available to common stockholders to $0.10.  The decreases were primarily due to increased expenses related to the Applebee’s acquisition.

The Company generated $56.8 million of cash flow from operating activities in the first six months of 2008, a 141% increase from the first six months of 2007.  The Company’s cash position in the first six months of 2008 was further augmented by $7.9 million from the run-off of the IHOP business’ long-term notes receivable.  Consolidated capital expenditures were $23.2 million in the first six months of 2008.  Free cash flow for the six month period was $41.5 million.  See “References to Non-GAAP Financial Measures” below.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “We are pleased with the second quarter 2008 performance of the IHOP business, and are optimistic about the progress we continue to make on our plans to re-energize and transform the Applebee’s brand and business model.  IHOP’s success is the result of focused execution of our core marketing, operations and development strategies, and the IHOP team continues to deliver on all fronts. This level of performance is indicative of the type of sustainable system momentum that we envision is possible at Applebee’s as we apply similar strategies.”

Applebee’s Second Quarter 2008 Performance Detail

The following is a summary of key performance drivers of DineEquity’s Applebee’s business unit for the second quarter 2008:

•                  During the quarter, franchisees opened 11 new Applebee’s restaurants.

•                  Applebee’s system-wide domestic same-store sales decreased 1.7% for the second quarter 2008, primarily due to advertised promotions that did not perform as expected in a value-

DineEquity, Inc.

oriented competitive environment.  Applebee’s will roll out value offerings beginning in August 2008 to compete more effectively and to drive improved traffic performance.

•                  On a pro forma basis, which compares second quarter 2008 results for Applebee’s franchise operations segment to the same period last year, Applebee’s franchise operations profitability grew 2.8% to $37.1 million due to a 3.7% increase in effective units, which offset a 1.8% decrease in domestic franchise same-store sales for the second quarter 2008.

•                  On a pro forma basis, which compares second quarter 2008 results for Applebee’s company operations segment to the same period last year, sales at Applebee’s company-operated restaurants decreased 0.9% to $292.9 million primarily due to a 1.5% decrease in same-store sales for the second quarter 2008.  Operating margin improved 120 basis points to 12.7% compared to an 11.5% operating margin, excluding pre-opening expense of 0.2%, in the second quarter last year.  As a percentage of sales, food and beverage costs and labor costs increased by 30 basis points on a consolidated basis.  This was offset by an approximate 170 basis point improvement in net depreciation and rental expense related to extending the useful lives of restaurant assets due to purchase price allocation.  Together, these operating margin performance factors resulted in an 11.8% increase in segment profitability to $37.2 million in the second quarter 2008.

Stewart commented, “We continue to work through our performance improvement plan on Applebee’s.  During the second quarter 2008, we introduced a new advertising campaign and completed successful promotion testing aimed at driving guest traffic.  We appointed Mike Archer president of Applebee’s to help lead the revitalization of the business.  Applebee’s same-store sales performance did not meet our expectations and company operating margin improvement did not materialize.  We will launch a value promotion system-wide as soon as August, and believe this will benefit our same-store sales performance as well as contribute to Applebee’s company restaurant margins in line with expected sales improvements during the second half of 2008.”

IHOP Second Quarter 2008 Performance Details

The following is a summary of key performance drivers of DineEquity’s IHOP’s business unit for the second quarter 2008:

•                  During the quarter, franchisees opened 15 new IHOP restaurants.

•                  IHOP’s system-wide same-store sales increased 2.6% for the second quarter 2008, which produced the business’ 22nd consecutive quarter of positive same-store sales growth and reflected positive traffic growth for the system.  IHOP’s growth was supported primarily by unique limited-time offers such as Tour de French Toast and Discover America Pancakes, as well as promotional activities around IHOP’s year-long 50th birthday celebration.

•                  IHOP’s core franchising business reflected revenue growth of 5.9% to $49.7 million compared to the same quarter last year due to a 4.2% increase in effective units and the business’ solid same-store sales results for the second quarter 2008.  IHOP’s franchise operations expense increased 2.1%, resulting in a 9.1% increase in segment profitability to $27.9 million for the second quarter 2008.

DineEquity, Inc.

Stewart commented, “IHOP’s performance for the second quarter 2008 reflects our proven financial formula for success, which is centered on driving top line sales through new franchise restaurant openings and same-store sales growth while moderating G&A spending.  This approach has allowed us to maximize the benefits of IHOP’s high cash flow generating franchise business model. Recently, we appointed Des Hague president of IHOP Restaurants, and, with his leadership, we plan to build upon IHOP’s success and take our growth strategies to the next level.”

Progress on Applebee’s Business Model Transformation

The following is a summary of the key developments of the business model transformation for Applebee’s:

•                  DineEquity completed the sale-leaseback of 181 company-owned Applebee’s restaurant properties during the second quarter 2008.  This transaction generated approximately $303 million in proceeds net of taxes and closing costs.  The Company also sold one additional Applebee’s restaurant property during the second quarter 2008, generating approximately $1.7 million in after-tax cash proceeds.

•                  DineEquity repaid approximately $303 million of $350 million in consolidated short-term funded debt during the second quarter 2008.

•                  Subsequent to quarter end, Applebee’s generated $27 million in after-tax cash proceeds from the sale of 26 company-operated restaurants in the Southern California market, in line with its strategy to franchise the majority of Applebee’s company-operated restaurants.  The Company completed the sale-leaseback of Applebee’s corporate office building in Lenexa, Kansas, for approximately $39 million in after-tax cash proceeds.  These transactions enabled the Company to retire the remainder of its $350 million consolidated short-term funded debt on July 21, 2008.  The Company avoided the incurrence of make-whole payments that would have otherwise been due on those debt obligations.

•                  During the quarter, Applebee’s also signed an asset purchase agreement for the sale of three company restaurants in Delaware with an expected closing date during the third quarter 2008. DineEquity expects to complete the sale of its 15 company restaurants in Nevada in the fourth quarter 2008, as previously disclosed.

•                  DineEquity is reiterating its expectation of franchising approximately 100 company-operated Applebee’s restaurants in 2008.  However, the majority of restaurants expected to be sold during the remainder of the year consist of those with profit margins below the company-operated average.  As a result, the Company expects after-tax cash proceeds from franchising company-operated Applebee’s to range between $70 and $80 million this year.

2008 Performance Guidance

The following is a summary of DineEquity expectations for key financial metrics for fiscal 2008:

•                  The Company revised its consolidated cash from operations expectations to range between $95 and $100 million for fiscal 2008.  This revision reflects increased tax obligations related

DineEquity, Inc.

to the sale-leaseback of 181 Applebee’s company-owned restaurant properties, being offset in part by higher cash earnings.  On an overall cash basis, this decrease will be offset by a reduction in restricted cash associated with the sale-leaseback transaction.  The Company’s revised outlook on cash from operations compares to its previous expectation which ranged between $105 and $110 million for fiscal 2008.

•                  The Company’s cash performance is expected to be augmented by approximately $17 million from the structural run-off of the IHOP business unit’s long-term notes receivable in fiscal 2008.

•                  The Company reiterated its expectation that consolidated capital expenditures will range between $30 and $34 million for fiscal 2008.

•                  The Company’s revised expectation is that consolidated free cash flow will range between $78 and $87 million for fiscal 2008, in line with its revised cash from operations outlook for the year.

•                  The Company reiterated its expectation of producing system-wide same-store sales growth at IHOP in the range of 2% to 4% for fiscal 2008.  The Company expects system-wide domestic same-store sales growth for Applebee’s to range between negative 1% and positive 1% for fiscal 2008.

•                  The Company reiterated its expectation that consolidated G&A expense will range between $186 and $199 million in fiscal 2008.

•                  The Company reiterated its expectations that franchisees and its area licensee will open between 65 and 70 new IHOP restaurants this year, and that franchisees will open between 50 and 65 new Applebee’s restaurants in fiscal 2008.

•                  The Company reiterated its expectation to improve Applebee’s company operating margin by approximately 150 to 200 basis points for the full-year 2008.  The Company now expects this improvement to result primarily from a net depreciation and rental expense benefit due to purchase price accounting, as well as from ongoing operational improvement initiatives.

•                  The Company’s revised expectation is that depreciation and amortization will range between $105 and $115 million, in fiscal 2008 due to further purchase price accounting adjustments primarily related to Applebee’s restaurants assets.  This compares to the Company’s previous expectation which ranged between $115 and $125 million this year.

•                  The Company reiterated its expectation that interest expense would be approximately $203 million in fiscal 2008.  Approximately $40 million of this interest expense is attributable to non-cash items primarily associated with financing related costs.

Investor Conference Call Today

DineEquity will host an investor conference call to discuss second quarter 2008 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0869 and reference pass code 35984516.  DineEquity’s is also providing supplemental information to support today’s investor conference call discussion.  This

DineEquity, Inc.

information is posted as supporting material to the second quarter 2008 webcast link, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations website at http://investors.dineequity.com.

A telephonic replay of the call may be accessed through August 5, 2008 by dialing 888-286-8010 and referencing pass code 41685988.  An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

DineEquity, Inc.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income available to common stockholders, excluding impairment charges” and the non-GAAP financial measure “free cash flow.”  The former is computed for a given period by deducting from net (loss) income available to common stockholders for such period the effect of any loss related to impairment and closure charges incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.  The following table reconciles the Company’s cash provided by operating activities to free cash flow for the Company’s fiscal 2008 performance guidance:

	For the Six Months Ended June 30, 2008	Fiscal 2008 Guidance
	(in millions)
Cash flows from operating activities	$57	$95-100
Receipts from long term notes receivable	8	17
Capital expenditures	(23)	(30)-(34)
Free cash flow	$42	$78-87

DineEquity, Inc.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Franchise revenues	$87,421	$46,934	$177,355	$93,984
Company restaurant sales	296,496	4,625	608,418	8,609
Rental income	32,568	33,058	65,533	66,068
Financing revenues	7,648	4,870	15,616	10,950
Total revenues	424,133	89,487	866,922	179,611
Costs and Expenses
Franchise expenses	22,384	21,369	45,761	42,590
Company restaurant expenses	259,723	5,371	536,269	9,985
Rental expenses	24,561	24,594	49,270	49,175
Financing expenses	2,548	57	5,887	529
General and administrative expenses	49,230	14,103	96,804	30,224
Interest expense	51,561	3,277	102,208	5,492
Impairment and closure charges	41,080	48	41,155	55
Amortization of intangible assets	3,080	—	5,979	—
Other (income) expense, net	(3)	509	(1,860)	1,250
Early debt extinguishment costs	—	—	—	2,223
Total costs and expenses	454,164	69,328	881,473	141,523
(Loss) income from continuing operations before income taxes	(30,031)	20,159	(14,551)	38,088
Benefit (provision) for income taxes	10,760	(6,029)	9,222	(12,645)
(Loss) income from continuing operations	(19,271)	14,130	(5,329)	25,443
Loss from discontinued operations, net of tax	(114)	—	(202)	—
Net (loss) income	$(19,385)	$14,130	$(5,531)	$25,443
Net (loss) income	$(19,385)	$14,130	$(5,531)	$25,443
Less: Series A preferred stock dividends	(4,750)	—	(9,500)	—
Less: Accretion of Series B preferred stock	(535)	—	(1,056)	—
Less: Unvested restricted stock share of loss	930	—	539	—
Net (loss) income available to common stockholders – basic	$(23,740)	$14,130	$(15,548)	$25,443
Net (loss) income available to common stockholders per share
Basic	$(1.42)	$0.82	$(0.93)	$1.45
Diluted	$(1.42)	$0.82	$(0.93)	$1.44
Weighted average shares outstanding
Basic	16,768	17,156	16,735	17,500
Diluted	16,768	17,328	16,735	17,688
Dividends declared per common share	$0.25	$0.25	$0.50	$0.50
Dividends paid per common share	$0.25	$0.25	$0.50	$0.50

DineEquity, Inc.

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table sets forth, for the three-month and six-month periods ended June 30 of the current year and prior year, the number of effective restaurants in the IHOP system and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations. Pro forma information on Applebee’s restaurant data and restaurant development and franchising activity is presented in the section entitled “Pro Forma Comparison of Three Months and Six Months ended June 30, 2008 with Three Months and Six Months ended June 30, 2007 —Applebee’s” herein.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Restaurant Data
Effective restaurants(a)
Franchise	1,185	1,137	1,180	1,133
Company	10	13	10	12
Area license	158	159	157	159
Total	1,353	1,309	1,347	1,304
System-wide(b)
Sales percentage change(c)	6.3%	7.9%	7.1%	6.6%
Same-store sales percentage change(d)	2.6%	2.5%	3.2%	1.6%
Franchise(b)
Sales percentage change(c)	6.9%	8.0%	7.7%	6.6%
Same-store sales percentage change(d)	2.6%	2.6%	3.2%	1.6%
Area License(b)
Sales percentage change(c)	2.2%	4.0%	2.7%	4.5%

(a)

“Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)

“System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company. Franchise restaurant sales were $543.2 million and $1,090.4 million for the second quarter and first six months ended June 30, 2008, respectively, and sales at area license restaurants were $53.9 million and $111.3 million for the second quarter and first six months ended June 30, 2008, respectively.  Franchise restaurant sales were $508.0 million and $1,012.2 million for the second quarter and first six months ended June 30, 2007, respectively, and sales at area license restaurants were $52.8 million and $108.3 million for the second quarter and first six months ended June 30, 2007, respectively. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

DineEquity, Inc.

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table summarizes our restaurant development and franchising activity:

	Three Months Ended June 30,		Six Months Ended June 30
	2008	2007	2008	2007

Restaurant Development Activity
Beginning of period	1,353	1,306	1,344	1,302
New openings
Company-developed	—	—	—	—
Domestic franchisee-developed	13	15	24	21
International franchisee-developed	1	—	1	2
Area license	1	—	1	—
Total new openings	15	15	26	23
Closings
Company and domestic franchise	(4)	(1)	(6)	(5)
International franchise	(1)	—	(1)	—
Area license	(2)	(1)	(2)	(1)
End of period	1,361	1,319	1,361	1,319
Summary-end of period
Franchise	1,195	1,147	1,195	1,147
Company	10	13	10	13
Area license	156	159	156	159
Total	1,361	1,319	1,361	1,319
Restaurant Franchising Activity
Company-developed	—	—	—	—
Franchisee-developed	13	15	24	21
International franchisee-developed	1	—	1	2
Rehabilitated and refranchised	5	—	9	2
Total restaurants franchised	19	15	34	25
Reacquired by the Company	(6)	—	(9)	(6)
Closed	(4)	(1)	(6)	(4)
Net addition	9	14	19	15

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DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

Pro Forma Comparison of Three Months and Six Months ended June 30, 2008 with Three Months and Six Months ended June 30, 2007 — Applebee’s

The following is a comparison of (i) information for three months and six months ended June 30, 2008 for our Applebee’s segment and (ii) information for the for three months and six months ended June 30, 2007 for Applebee’s International, Inc. prior to the acquisition date (“Predecessor Applebee’s”).

Restaurant Data

The following table sets forth, for the three and six months ended June 30, 2008 and 2007, the number of effective restaurants in the Applebee’s system and information regarding the percentage change in sales at those restaurants compared to the same period in the prior year.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (e)	2008	2007 (e)
Applebee’s Restaurant Data
Effective restaurants(a)
Company	510	505	510	505
Franchise	1,480	1,427	1,474	1,419
Total	1,990	1,932	1,984	1,924
System-wide(b)
Applebee’s domestic sales percentage change(c)	0.3%	3.2%	1.6%	1.7%
Applebee’s domestic same-store sales percentage change(d)	(1.7)%	(0.9)%	(0.6)%	(2.5)%
Franchise(b)
Applebee’s domestic sales percentage change(c)	0.8%	3.6%	1.7%	2.1%
Applebee’s domestic same-store sales percentage change(d)	(1.8)%	(0.8)%	(0.9)%	(2.4)%
Company
Applebee’s domestic sales percentage change(c)	(1.0)%	2.2%	1.1%	0.7%
Applebee’s domestic same-store sales percentage(d)	(1.5)%	(1.2)%	0.3%	(2.8)%

(a)                “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the Applebee’s system, which includes restaurants owned by Applebee’s as well as those owned by franchisees and international licensees.

(b)               “System-wide sales” are sales of Applebee’s restaurants operated by franchisees and Applebee’s as reported to the Company. The Company acquired Applebee’s International, Inc. on November 29, 2007. Domestic franchise restaurant sales for Applebee’s restaurants were $859.7 million and $852.8 million for the three months ended June 30, 2008 and 2007, respectively and $1,757.5 million and $1,727.7 million for the six months ended June 30, 2008 and 2007, respectively. Franchise restaurant sales are sales recorded at restaurants that are owned by franchisees and are not attributable to either the Company or Predecessor Applebee’s. Franchise restaurant sales are useful in analyzing our franchise revenues because franchisees pay royalties and other fees that are generally based on a percentage of their sales.

(c)                “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal year compared to the prior fiscal year for all restaurants in that category. All periods for company-owned Applebee’s restaurants exclude the impact of discontinued operations.

(d)               “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal year compared to the prior fiscal year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.

(e)                Data for Predecessor Applebee’s

DineEquity, Inc.

DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

The following table summarizes Applebee’s restaurant development and franchising activity:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (a)	2008	2007 (a)

Applebee’s Restaurant Development Activity
Beginning of period	1,986	1,930	1,976	1,930
New openings
Company-developed	—	3	1	10
Franchisee-developed	11	15	27	28
Total new openings	11	18	28	38
Closings
Company	(2)	(4)	(3)	(23)
Franchise	(2)	(1)	(8)	(2)
End of period	1,993	1,943	1,993	1,943
Summary-end of period
Company	509	508	509	508
Franchise	1,484	1,435	1,484	1,435
Total	1,993	1,943	1,993	1,943
Applebee’s Restaurant Franchising Activity
Domestic franchisee-developed	6	9	17	21
International franchisee-developed	5	6	10	7
Total restaurants franchised	11	15	27	28
Closings
Domestic franchisee	(2)	(1)	(7)	(2)
International franchisee	—	—	(1)	—
Net addition	9	14	19	26

(a)     Data for Predecessor Applebee’s

The following table summarizes Applebee’s segment profit:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (a)	2008	2007 (a)
Franchise revenues	$37,713	$36,506	$75,650	$74,027
Franchise expenses	566	370	996	743
Franchise segment profit	$37,147	$36,136	$74,654	$73,284

Company restaurant revenues	$292,866	$295,650	$600,893	$594,267
Company restaurant expenses	255,618	262,328	527,733	522,733
Company restaurant segment profit	$37,248	$33,322	$73,160	$71,534

(a)     Data for Predecessor Applebee’s

DineEquity, Inc.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$38,033	$26,838
Restricted cash	142,003	128,138
Short-term investments, at market value	278	300
Receivables, net	87,260	115,335
Inventories	13,323	13,280
Prepaid income taxes	—	30,695
Prepaid expenses	12,288	30,831
Deferred income taxes	40,649	21,862
Assets held for sale	40,168	60,347
Current assets related to discontinued operations	5,775	6,052
Total current assets	379,777	433,678
Non-current restricted cash	57,763	57,962
Restricted assets related to captive insurance subsidiary	6,401	10,518
Long-term receivables	281,886	288,452
Property and equipment, net	933,371	1,139,616
Goodwill	820,686	730,728
Other intangible assets, net	1,008,423	1,011,457
Other assets, net	155,272	156,193
Non-current assets related to discontinued operations	2,558	2,558
Total assets	$3,646,137	$3,831,162
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$44,960	$99,019
Accrued employee compensation and benefits	46,209	56,795
Deferred revenue	43,170	76,802
Accrued financing costs	41,361	63,045
Other accrued expenses	73,414	49,203
Deferred compensation	71	21,236
Accrued interest payable	5,502	15,240
Total current liabilities	254,687	381,340
Long-term debt	1,955,238	2,263,887
Financing obligation	332,031	—
Capital lease obligations, less current maturities	165,331	168,242
Deferred income taxes	426,207	504,865
Other liabilities	124,406	113,103
Non-current liabilities related to discontinued operations	2,594	3,302
Commitments and contingencies
Preferred stock, Series A, $1 par value, 220,000 shares authorized; 190,000 shares issued and outstanding as of June 30, 2008 and December 31, 2007	187,050	187,050
Stockholders’ equity
Convertible Preferred stock, Series B, at accreted value, 10,000,000 shares authorized; 35,000 shares issued and outstanding at June 30, 2008 and December 31, 2007	36,237	35,181
Common stock, $.01 par value, 40,000,000 shares authorized; June 30, 2008: 23,695,962 shares issued and 17,465,367 shares outstanding; December 31, 2007: 23,359,664 shares issued and 17,105,469 shares outstanding	230	230
Additional paid-in-capital	157,918	149,564
Retained earnings	314,080	338,790
Accumulated other comprehensive loss	(33,353)	(36,738)
Treasury stock, at cost (6,230,595 shares and 6,254,195 shares at June 30, 2008 and December 31, 2007, respectively)	(276,519)	(277,654)
Total stockholders’ equity	198,593	209,373

Total liabilities and stockholders’ equity	$3,646,137	$3,831,162

DineEquity, Inc.

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net (loss) income	$(5,531)	$25,443
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	55,369	10,830
Impairment and closure charges	41,155	55
Debt extinguishment and other costs	—	2,223
Deferred income taxes	(38,420)	(2,753)
Stock-based compensation expense	7,057	2,245
Tax benefit from stock-based compensation	945	2,343
Excess tax benefit from stock options exercised	(315)	(2,343)
Gain on disposition of assets	(166)	(98)
Changes in operating assets and liabilities
Receivables	28,336	2,595
Inventories	(43)	94
Prepaid expenses	26,090	(2,603)
Accounts payable	(27,007)	(6,986)
Accrued employee compensation and benefits	(10,586)	(3,915)
Deferred revenues	(33,632)	—
Other accrued expenses	12,439	(2,243)
Other	1,125	(1,308)
Cash flows provided by operating activities	56,816	23,579
Cash flows from investing activities
Additions to property and equipment	(23,216)	(1,449)
Additions to long-term receivables	(1,573)	(893)
Payment of accrued acquisition costs	(10,063)	—
Collateral released by captive insurance subsidiary	3,823	—
Proceeds from sale of property and equipment	—	795
Principal receipts from notes and equipment contracts receivable	7,871	8,283
Reductions (additions) to assets held for sale	11,930	(429)
Property insurance proceeds	478	(173)
Cash flows (used in) provided by investing activities	(10,750)	6,134
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	208,000
Proceeds from financing obligations	333,617	—
Repayment of long-term debt	(312,800)	(129,206)
Principal payments on capital lease and financing obligations	(3,167)	(2,809)
Dividends paid	(15,115)	(8,820)
Payment of preferred stock issuance costs	(1,500)	—
Purchase of treasury stock, net	—	(77,020)
Reissuance of treasury stock	755	—
Proceeds from stock options exercised	989	6,370
Excess tax benefit from stock options exercised	315	2,343
Payment of debt issuance costs	(24,299)	(14,307)
Prepayment penalties on early debt extinguishment	—	(1,219)
Restricted cash related to securitization	(13,666)	—
Cash flows used in financing activities	(34,871)	(16,668)
Net change in cash and cash equivalents	11,195	13,045
Cash and cash equivalents at beginning of year	26,838	19,516
Cash and cash equivalents at end of year	$38,033	$32,561
Supplemental disclosures
Interest paid	$90,487	$15,694
Income taxes paid	$12,514	$17,513

DineEquity, Inc.

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net (loss) income available to common stockholders to (ii) net (loss) income available to common stockholders excluding impairment and closure charges, and related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net (loss) income available to common stockholders, as reported	$(23,740)	$14,130	$(15,548)	$25,443
Impairment and closure charges	41,080	48	41,155	55
Income tax benefit	(14,719)	(14)	(26,083)	(18)
Net income allocated to unvested participating restricted stock	(994)	—	(504)	—
Net income (loss) available to common stockholders, as adjusted	$1,627	$14,164	$(980)	$25,480

Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(1.42)	$0.82	$(0.93)	$1.44
Impairment and closure charges per share	2.45	—	2.46	—
Income tax benefit per share	(0.87)	—	(1.56)	—
Net income allocated to unvested participating restricted stock per share	(0.06)	—	(0.03)	—
Diluted net income (loss) available to common stockholders per share, as adjusted	$0.10	$0.82	$(0.06)	$1.44